Exhibit 10.14

CO-TENANT AGREEMENT

This Co-Tenant Agreement (“Agreement”) is made as of November __, 2021 (“Effective Date”) by and between International Stem Cell Corporation, having its principal business of 5950 Priestly Drive, Carlsbad, California 92008 (hereinafter referred to as “ISCO”) and S REAL ESTATE HOLDINGS, LLC (hereinafter referred to as “S Real Estate”). Collectively, ISCO and S Real Estate are referred to as the “Parties”.

WHEREAS, on October 26, 2021, PARTIES have entered into a lease agreement (the “Lease”) with Rehco Holdings (the “Landlord”) for the purpose of establishing joint corporate headquarters at 9745 Businesspark Ave, San Diego, CA (the “Premises”); and

WHEREAS, during the term of the Lease, the PARTIES are responsible for paying Base Rent, as specified in the Lease, and certain additional costs and expenses in addition to Base Rent, including insurance, maintenance costs, taxes, and operating expenses (“Costs and Expenses”); and

WHEREAS, in connection with PARTIES’ joint leasing and use of the Premises, PARTIES now desire to set forth the terms for allocating each Party’s share of Base Rent, Costs and Expenses, and any other expenses incidental to the PARTIES’ leasing of the Premises; and

NOW THEREFORE, the PARTIES have agreed to the allocation schedule set forth in Exhibit A attached hereto, as may be amended from time to time;

IN WITNESS WHEREOF, the PARTIES have executed this letter or caused this letter to be executed by their duly authorized agents on the dates indicated below.

INTERNATIONAL STEM CELL		S REAL ESTATE HOLDING

By:	/s/ Andrey Semechkin	By:	/s/ Russell Kern
Name:	Andrey Semechkin	Name:	Russell Kern
Title:	Co-Chairman and CEO	Title:	Manager
Date:	12/15/2021	Date:	12/15/2021

Exhibit 10.14

EXHIBIT A

Effective: December 1, 2021

Base Rent Allocation:	ISCO – 40%, S Real Estate – 60%
Costs and Expenses Allocation:	ISCO – 40%, S Real Estate – 60%